UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2013

CROWN HOLDINGS, INC.
 (Exact name of Registrant as specified in its charter)

Pennsylvania	0-50189	75-3099507
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Crown Way
Philadelphia, Pennsylvania 19154-4599
(215) 698-5100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Item 7.01. REGULATION FD DISCLOSURE

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

SIGNATURE

INDEX TO EXHIBITS

EX-99.1 PRESS RELEASE

Item 1.01 Entry into a Material Definitive Agreement
On October 30, 2013 Crown Holdings, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Lata Lux Holding Parent S.à r.l., a Luxembourg société à responsabilité limitée (“Seller”), majority owned by certain investment funds managed by affiliates of The Blackstone Group L.P. and N+1 Mercapital, with respect to the acquisition of the sole shareholder of Mivisa Envases, S.A.U. (“Mivisa”). Mivisa, based in Murcia, Spain, is a leading European manufacturer of two- and three-piece food cans and ends.
The Company will pay an enterprise value of €1.2 billion in cash and interest of €5.5 million per month from June 30, 2013 to the closing date. The Company has obtained debt financing commitments for the transaction from Citigroup Global Markets Inc., the aggregate proceeds of which, together with available cash on hand, will be sufficient for the Company to pay the purchase price and all related fees and expenses. The financing commitments provide for either an amendment to the Company’s existing senior secured credit agreement to permit the incurrence of up to $960 million of new term A loans under the Company’s existing credit agreement and $700 million of new term B loans under the existing credit agreement or a new senior secured credit agreement to provide for the incurrence of $1.2 billion of revolving credit facilities, $1.18 billion of term A loans, €110 million of term euro loans and $700 million of term B loans (a portion of the proceeds of the new credit agreement would refinance the loans and commitments under the Company’s existing senior secured credit facility). The proposed new facilities would mature on the fifth anniversary of the closing date, other than the proposed term B loan facility which would mature on the seventh anniversary. The Company may seek alternative forms of financing in addition to or in lieu of the financing commitments.
The Purchase Agreement contains, among other things, representations and warranties of Seller, covenants and termination rights. Seller has agreed to various covenants and agreements, including, among others, agreements to (i) conduct its business and the business of its subsidiaries in the ordinary course during the period between the execution of the Purchase Agreement and the closing date; (ii) repay the Company for the amount of any dividends, distributions or certain other forms of leakage from the Mivisa group, plus interest; and (iii) not directly or indirectly, solicit for employment or employ certain Mivisa executives for a period following the closing. Additionally, certain managers are providing certain representations regarding Mivisa in the form of a management warranty agreement between the managers and the Company.
The closing is subject to the fulfillment of various closing conditions, including, among others, (i) receipt of approval under the European Union Merger Regulation from the European Commission; (ii) receipt of approvals from antitrust regulators in certain other jurisdictions; and (iii) the absence of any restraint by any governmental authority. The closing is not subject to a financing or funding condition.
If necessary to obtain approval of the transaction from relevant competition authorities, the Company has agreed to certain divestiture and other commitments principally related to the Company’s food can operations. The Company has agreed to pay Seller a transaction payment of €41 million if (i) the transaction is not consummated prior to September 5, 2014; (ii) if the European Commission determines that the transaction is impermissible; or (iii) subject to the satisfaction of certain conditions, the Purchase Agreement is terminated due to the breach by either party of its material obligations with respect to the application for antitrust approvals, in each case only if Seller is not in material breach of any of its material obligations and such breach has resulted in a required antitrust approval not being obtained.

The Purchase Agreement permits the Company and Seller to terminate the Purchase Agreement under certain circumstances, including, among others, (i) by mutual agreement of the Company and Seller; (ii) by either party if the other breaches any of its material obligations with respect to the antitrust approval process; (iii) by either party if the European Commission determines that the transaction is impermissible; and (iv) by either party upon notice to the other after September 5, 2014 (but only if such party is not in material breach of its material obligations under the Purchase Agreement at the time of such notice).
The foregoing description of the Purchase Agreement and financing commitment does not purport to be complete.

Item 7.01. Regulation FD Disclosure
The Company issued a press release on October 31, 2013 announcing the execution of the Purchase Agreement, a copy of which is furnished as Exhibit 99.1.
The information in this Item 7.01 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") or otherwise subject to the liability of that section, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

The following is furnished as an exhibit to this report.
99.1 Crown Holdings, Inc. press release dated October 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN HOLDINGS, INC.

By:	/s/ Kevin C. Clothier
Kevin C. Clothier
Vice President and Corporate Controller

Dated: October 31, 2013

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release, dated October 31, 2013, issued by Crown Holdings, Inc.